EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Colonial BancGroup, Inc. on Form S-4, of our report dated March 1, 2005 on the consolidated financial statements of FFLC Bancorp, Inc. included in the Annual Report of FFLC Bancorp, Inc. on Form 10-K for the year ended December 31, 2004, dated March 10, 2005, and filed with the United States Securities and Exchange Commission on March 14, 2005, and to the reference to us in the second paragraph under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Orlando, Florida

March 18, 2005